UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2024
Data I/O Corporation
(Exact name of registrant as specified in its charter)

Washington	0-10394	91-0864123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100, Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DAIO	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company      □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act       □

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

____________________________________________________________________________________________________________

Item 2.02 Results of Operation and Financial Condition

A press release announcing second quarter 2024 results was made July 25, 2024 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

____________________________________________________________________________________________________________

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.0	Press Release: Data I/O Reports Second Quarter 2024 Results

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

July 25, 2024	By: /s/ Gerald Y. Ng Gerald Y. Ng Vice President and Chief Financial Officer

Exhibit 99.0

Data I/O Reports Second Quarter 2024 Results

Higher Bookings in First Half 2024 and Continued Strength from New Customer Wins

Amid Broader Market Softness

Significant Operating Expense Reductions and Improvement in Direct Product Costs

Redmond, WA – July 25, 2024 -- Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced security and data deployment solutions for microcontrollers, security ICs and memory devices, today announced financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Highlights

•       Net sales of $5.1 million; bookings of $5.6 million

•       Quarter-end backlog of $5.4 million

•       Gross margin as a percentage of sales of 54.5%

•       Net loss of ($797,000) or ($0.09) per share

•       Adjusted EBITDA* of $3,000

•       Cash & Equivalents of $11.4 million; no debt

•       8 new customer wins

•       Repatriated $3.4 million of cash from China subsidiary, incurring dividend withholding tax of $337,000

*Adjusted EBITDA is a non-GAAP financial measure.  A reconciliation is provided in the tables of this press release.

Management Comments

Commenting on the second quarter ended June 30, 2024, Anthony Ambrose, President and CEO of Data I/O Corporation, said, “Bookings and revenue were soft in the second quarter and below our expectations.  We saw divergent business conditions across our sales regions.  Through the first half of the year, Asia and EMEA sales regions are performing ahead of expectations and the Americas have been substantially below expectations.  We have seen strength in programming centers and industrial markets in the first half of 2024, with weakness in automotive electronics.  We also have strong traction in new customer and location acquisitions with 8 new wins in the second quarter, totaling 13 for the year.  Capacity additions from existing customers are seeing significant pushouts, as customers are being very selective on new capacity spending.  With all of these factors, our bookings of $13.7 million in the first half 2024 increased slightly from $13.3 million in the prior year period. Backlog of $5.4 million at the end of the second quarter increased from $4.5 million at March 31, 2024 and $3.8 million at the end of the second quarter of last year.

“We made significant progress on spending controls, process efficiencies and direct product costs.  Successful implementation of this strategy is evident in our second quarter performance.  Gross margin as a percentage of sales increased 170 basis points from the first quarter 2024 even as sales declined sequentially.  Operating expenses in the second quarter were reduced by 21% from the prior year period and 19% from the first quarter of this year.

“We also improved the flexibility of our cash position as we repatriated $3.4 million of cash from our China subsidiary, and recorded a cash tax withholding expense of approximately 10%.  Ongoing expense reductions and product cost improvements will lower our breakeven point and aid in our near and longer term profitability goals.

“Looking ahead, there is a significant amount of our contractual backlog that is expected to be shipped and recognized as revenue in the second half of 2024.  We look forward to benefiting from the improved operating leverage in our model given the progress made on managing costs and expenses.”

Financial Results

Net sales in the second quarter 2024 were $5.1 million, down 32% compared with $7.4 million in the second quarter 2023.  The decrease from the prior year period primarily reflects timing of the bookings in the first quarter expected to be shipped in the second half 2024 and lower second quarter bookings.  Total second quarter bookings were $5.6 million, down from $7.6 million in the prior year, on strong opportunity conversion in Asia offset by softness in the Americas.  First quarter 2024 backlog at $4.5 million increased by $900,000 to $5.4 million as of June 30, 2024.

Gross margin as a percentage of sales was 54.5% in the second quarter 2024, as compared to 59.1% in the prior year period.  The difference in gross margin as a percentage of sales primarily reflects lower sales volume on relatively fixed manufacturing and service costs and product mix.  Material, production and service costs were all lower than the prior quarter and prior year from ongoing cost reduction initiatives which partially offset the sales decline impact.

Operating expenses in the second quarter 2024 were $3.3 million, down $886,000 or 21% from the prior year period and down $757,000 or 19% from the first quarter 2024.  Second quarter R&D and SG&A expenses were significantly lower than both comparative periods due to continued efficiency improvements and cost reduction efforts. Personnel, facilities, IT and other outside services costs declined through prioritization of critical programs and overall efficiency improvements.

Net loss in the second quarter 2024 was ($797,000), or ($0.09) per share, compared with net income of $300,000, or $0.03 per share, in the second quarter 2023.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which excludes equity compensation, was $3,000 in the second quarter 2024, compared to Adjusted EBITDA of $870,000 in the second quarter 2023.

The Company’s balance sheet remained strong with cash of $11.4 million at the end of the second quarter 2024 compared to $12.3 million on December 31, 2023.  Cash declined due to higher cash expenses paid annually in the first quarter and financial performance in the second quarter including the tax repatriation expense of approximately $337,000.

Inventories at $6.7 million at the end of the second quarter 2024 increased from $5.9 million on December 31, 2023, due to lower system shipments in the first two quarters of the year and anticipation of backlog reduction shipments in the second half of 2024.   Data I/O had net working capital of $17.6 million on June 30, 2024 compared to $18.4 million on December 31, 2023.  The company continues to have no debt.

Conference Call Information

A conference call discussing financial results for the second quarter ended June 30, 2024 will follow this release today at 2 p.m. Pacific Time/5 p.m. Eastern Time.  To listen to the conference call, please dial 412-317-5788.  A replay will be made available approximately one hour after the conclusion of the call. To access the replay, please dial 412-317-0088, access code 1486982.  The conference call will also be simultaneously webcast over the Internet; visit the Webcasts and Presentations section of the Data I/O Corporation website at www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972, Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other electronics devices. Today, our customers use Data I/O’s data programming solutions and security deployment platform to secure the global electronics supply chain and protect IoT device intellectual property from point of inception to deployment in the field.  OEMs of any size can program and securely provision devices from early samples all the way to high volume production prior to shipping semiconductor devices to a manufacturing line. Data I/O enables customers to reliably, securely, and cost-effectively bring innovative new products to life.  These solutions are backed by a portfolio of patents and a global network of Data I/O support and service professionals, ensuring success for our customers.  Learn more at dataio.com/Company/Patents.

Learn more at dataio.com

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, expected expenses, orders, deliveries, backlog and financial positions, semiconductor chip shortages, supply chain expectations, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.

Forward-looking statement disclaimers also apply to the demand for the Company’s products and the impact from geopolitical conditions including any related international trade restrictions. These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, shipping availability, installations and acceptance, accrual of expenses, coronavirus related business interruptions, changes in economic conditions, part shortages and other risks including those described in the Company’s filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, excluding equity compensation, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

Contacts:

Gerald Ng
Vice President and CFO
Data I/O Corporation 6645 185th Ave. NE, Suite 100
Redmond, WA 98052 Investor-Relations@dataio.com

Darrow Associates, Inc.
Jordan Darrow
(512) 551-9296 jdarrow@darrowir.com

-     tables follow     -

DATA I/O CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net Sales	$5,062	$7,398	$11,161	$14,629
Cost of goods sold	2,305	3,025	5,184	5,954
Gross margin	2,757	4,373	5,977	8,675
Operating expenses:
Research and development	1,413	1,720	2,995	3,345
Selling, general and administrative	1,910	2,489	4,408	4,997
Total operating expenses	3,323	4,209	7,403	8,342
Operating income (loss)	(566)	164	(1,426)	333
Non-operating income (loss):
Interest income	73	49	153	84
Foreign currency transaction gain (loss)	49	196	62	122
Total non-operating income (loss)	122	245	215	206
Income (loss) before income taxes	(444)	409	(1,211)	539
Income tax (expense) benefit	(353)	(109)	(393)	(144)
Net income (loss)	($797)	$300	($1,604)	$395

Basic earnings (loss) per share	($0.09)	$0.03	($0.18)	$0.04
Diluted earnings (loss) per share	($0.09)	$0.03	($0.18)	$0.04
Weighted-average basic shares	9,104	8,904	9,063	8,861
Weighted-average diluted shares	9,104	9,075	9,063	9,052

DATA I/O CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	June 30, 2024	December 31, 2023

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,440	$12,341
Trade accounts receivable, net of allowance for
credit losses of $21 and $72, respectively	3,341	5,707
Inventories	6,741	5,875
Other current assets	601	690
TOTAL CURRENT ASSETS	22,123	24,613

Property, plant and equipment – net	932	1,359
Other assets	1,032	1,429
TOTAL ASSETS	$24,087	$27,401

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,041	$1,272
Accrued compensation	$949	$2,003
Deferred revenue	$1,279	$1,362
Other accrued liabilities	$1,176	$1,438
Income taxes payable	$49	$113
TOTAL CURRENT LIABILITIES	4,494	6,188

Operating lease liabilities	421	702
Long-term other payables	254	192

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	$0	$0
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 9,219,838 shares as of June 30,
2024 and 9,020,819 shares as of December 31, 2023	$23,172	$22,731
Accumulated earnings (deficit)	($4,249)	($2,645)
Accumulated other comprehensive income	($5)	$233
TOTAL STOCKHOLDERS’ EQUITY	18,918	20,319
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,087	$27,401

DATA I/O CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
(in thousands)
Net Income (loss)	($797)	$300	($1,604)	$395
Interest (income)	($73)	($49)	($153)	($84)
Taxes	$353	$109	$393	$144
Depreciation and amortization	$138	$130	$340	$288
EBITDA earnings	($379)	$490	($1,024)	$743

Equity compensation	$382	$380	$663	$629

Adjusted EBITDA, excluding equity compensation	$3	$870	($361)	$1,372